Exhibit 3.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CHENIERE ENERGY PARTNERS GP, LLC

(a Delaware Limited Liability Company)

March 26, 2007

i

ii

iii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CHENIERE ENERGY PARTNERS GP, LLC

A Delaware Limited Liability Company

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of CHENIERE ENERGY PARTNERS GP, LLC, a Delaware limited liability company (the “Company”), dated as of March 26, 2007, is adopted, executed and agreed to by Cheniere LNG Holdings, LLC, a Delaware limited liability company (“Cheniere Holdings”), as the sole Member of the Company.

RECITALS

1. The name of the Company is Cheniere Energy Partners GP, LLC.

2. The Company was originally formed as a Delaware limited liability company by the filing of a Certificate of Formation, dated as of November 21, 2006 (the “Original Filing Date”), with the Secretary of State of the State of Delaware, pursuant to the Delaware Limited Liability Company Act, with Cheniere Holdings as the sole Member.

3. The Limited Liability Company Agreement of the Company was executed effective November 21, 2006, by its sole Member, Cheniere Holdings (the “Existing Agreement”).

4. Cheniere Holdings now deems it advisable to amend and restate the Existing Agreement in its entirety as set forth herein.

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below (unless otherwise expressly provided herein):

“Act” means the Delaware Limited Liability Company Act (Delaware General Coporations Code Sections 18-101, et seq.), as the same may be amended from time to time, and any corresponding provisions of succeeding law.

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i) credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5); and

(ii) debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Allocation Regulations and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of Cheniere Energy Partners GP, LLC, as amended from time to time.

“Allocation Regulations” means Treasury Regulation Sections 1.704-1(b), 1.704-2 and 1.704-3 (including temporary regulations), as such regulations may be amended and in effect from time to time and any corresponding provisions of succeeding regulations.

“AMEX” has the meaning given such term in Section 6.02.

“Applicable Law” means (a) any United States federal, state, local or foreign law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any applicable national securities exchange or listing requirement of any national securities exchange or Securities and Exchange Commission recognized trading market on which securities issued by the Partnership are listed or quoted.

“Bankruptcy” or “Bankrupt” means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Applicable Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Applicable Law has been commenced against such Person and 120 Days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 Days have expired without such appointment having been vacated or stayed, or 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in the Act.

“Board” has the meaning given such term in Section 6.01.

“Business Day” means any day other than a Saturday, Sunday or other day which is a nationally recognized holiday in the United States of America or when banks in New York, New York are authorized or required by Applicable Law to be closed.

“Capital Account” means, with respect to any Member, the account to be maintained by the Company for each Member in accordance with Section 4.04.

“Capital Contribution” means, with respect to any Member, the amount of money and the agreed fair value of any property (other than money) contributed to the Company by such Member in respect of the issuance of a Membership Interest to such Member. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

“Certificate” means the Certificate of Formation of the Company as filed with the Secretary of State of the State of Delaware, as it shall be amended from time to time.

“Cheniere Holdings” means Cheniere LNG Holdings, LLC, a Delaware limited liability company, as the sole member of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code shall include a reference to any amendatory or successor provisions thereto.

“Common Units” means the common units representing limited partner interests in the Partnership.

“Company” means Cheniere Energy Partners GP, LLC, a Delaware limited liability company.

“Company Property” means any and all property, both real and personal, tangible and intangible, whether contributed or otherwise acquired, owned by the Company.

“Compensation Committee” has the meaning given such term in Section 6.10(d).

“Conflicts Committee” has the meaning given such term in Section 6.10(c).

“Contribution Agreement” means the Contribution and Conveyance Agreement, dated as of March 26, 2007, among Cheniere Holdings, the Company, the Partnership and the other parties thereto.

“Day” means a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the next succeeding Business Day.

“Director” or “Directors” has the meaning given such term in Section 6.02.

“Dissolution Event” has the meaning given such term in Section 12.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” or “Governmental” means any federal, state, local or foreign court or governmental or regulatory agency or authority or any arbitration board, tribunal or mediator having jurisdiction over the Company or its assets or Members.

“Indemnitee” means (a) any Person who is or was an Affiliate of the Company, (b) any Person who is or was a member, partner, officer, director, employee, agent or trustee of the Company or any Affiliate of the Company and (c) any Person who is or was serving at the request of the Company or any Affiliate of the Company as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“Independent Director” has the meaning given such term in Section 6.10(b).

“Initial Capital Contribution” means the initial contribution to the capital of the Company made by the Member pursuant to the Existing Agreement.

“Member” means Cheniere Holdings as the sole member of the Company executing this Agreement and any Person hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

“Membership Interest” means, with respect to any Member at any time, (a) that Member’s status as a Member; (b) that Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including that Member’s rights to vote, consent and approve and otherwise to participate in the management of the Company; and (d) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions.

“Officer” means any person elected as an officer of the Company as provided in Section 7.01, but such term does not include any person who has ceased to be an officer of the Company.

“Original Filing Date” has the meaning given such term in the Recitals.

“Partnership” means Cheniere Energy Partners, L.P., a Delaware limited partnership, and any successors thereto.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated March 26, 2007, as amended from time to time, or any successor agreement.

“Person” means any natural person, partnership, corporation, limited liability company, association, joint-stock company, unincorporated organization, joint venture, trust, court, Governmental Authority or any political subdivision thereof, or any other legal entity.

“Registered Public Accountants” means a firm of independent registered certified public accountant selected from time to time by the Board.

“Sharing Ratio” means, subject in each case to adjustments in accordance with this Agreement, (a) in the case of a Member executing this Agreement as of the date of this Agreement or a Person acquiring such Member’s Membership Interest, the percentage specified for that Member as its Sharing Ratio on Exhibit A, and (b) in the case of Membership Interests issued pursuant to Section 3.01, the Sharing Ratio established pursuant thereto; provided, however, that the total of all Sharing Ratios shall always equal 100%.

“Tax Matters Member” has the meaning given such term in Section 10.03.

“Term” has the meaning given such term in Section 2.05.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final, Treasury Regulations.

Section 1.02 Construction.

Unless the context requires otherwise, (a) the gender of all words used in this Agreement includes the masculine, feminine and neuter; (b) the singular forms of nouns, pronouns and verbs shall include the plural and vice versa; (c) all references to Articles and Sections refer to articles and sections in this Agreement, each of which is made a part for all purposes; (d) all references to Applicable Laws refer to such Applicable Laws as they may be amended from time to time, and references to particular provisions of an Applicable Law include any corresponding provisions or any succeeding Applicable Law; (e) references to money refer to the legal currency of the United States of America; and (f) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

ARTICLE II

ORGANIZATION

Section 2.01 Formation.

The Company was formed as a Delaware limited liability company by the filing of the Certificate, dated as of the Original Filing Date, with the Secretary of State of Delaware pursuant to the Act.

Section 2.02 Name.

The name of the Company is “Cheniere Energy Partners GP, LLC” and all Company business must be conducted in that name or such other names that comply with Applicable Law as the Directors may select.

Section 2.03 Registered Office; Registered Agent; Principal Office.

The name of the Company’s registered agent for service of process is Corporation Services Company, and the address of the Company’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The principal place of business of the Company shall be located at 717 Texas Avenue, Suite 3100, Houston, Texas 77002. The Members may change the Company’s registered agent or the location of the Company’s registered office or principal place of business as the Members may from time to time determine. The Company may have such other offices as the Members may designate.

Section 2.04 Purposes.

The purposes of the Company are to act as the general partner of the Partnership as described in the Partnership Agreement and to engage in any lawful business or activity ancillary or related thereto. The Company shall possess and may exercise all of the powers and privileges granted by the Act, by any other Applicable Law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or appropriate to the conduct, promotion or attainment of the businesses, purposes or activities of the Company.

Section 2.05 Term.

The period of existence of the Company (the “Term”) commenced on the Original Filing Date and shall end at such time as a certificate of cancellation is filed with the Secretary of State of the State of Delaware in accordance with Section 12.04.

Section 2.06 No State Law Partnership.

It is intended that the Company shall be a limited liability company formed under the Applicable Laws of the State of Delaware and shall not be a partnership (including a limited partnership) or joint venture, and that no Member shall be a partner or joint venturer of any other party for any purposes other than federal, state, local and foreign income tax purposes, and this Agreement may not be construed to suggest otherwise.

Section 2.07 Title to Company Assets.

Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member shall have any ownership interest in such Company assets or portion thereof.

Section 2.08 Liability of Members, Directors And Officers.

No Member, Director or Officer, solely by reason of being a Member, Director or Officer, shall be liable, under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company or the Partnership, whether arising in contract, tort or otherwise, for the acts or omissions of any other Member, Director, Officer, agent or employee of the Company or its Affiliates. The failure of the Company (acting in its own capacity or as the general partner of the Partnership) to observe any formalities or requirements relating to the exercise of its powers or management of its (or the Partnership’s) business or affairs shall not be grounds for imposing liability for any such debts, obligations or liabilities of the Company or the Partnership.

ARTICLE III

MEMBERSHIP

Section 3.01 Membership Interests; Additional Members.

Cheniere Holdings is the sole initial Member of the Company, as reflected on Exhibit A hereto. Additional Person(s) may be admitted to the Company as Members upon the unanimous approval of the existing Members, without any approval of the Board, on such terms and conditions as the Members determine at the time of such admission. The terms of admission or issuance must specify the Sharing Ratios applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers and duties. The Members may reflect the creation of any new class or group in an amendment to this Agreement, executed in accordance with Section 13.05, indicating the different rights, powers and duties thereof. Any such amendment shall be approved and executed by the Members. Any such admission is effective only after such new Member has executed and delivered to the Members and the Company an instrument containing the notice address of the new Member and such new Member’s ratification of this Agreement and agreement to be bound by it. Upon the admission of a new Member, Exhibit A will be updated to reflect such admission.

Section 3.02 Access To Information.

Each Member shall be entitled to receive any information that it may request concerning the Company; provided, however, that this Section 3.02 shall not obligate the Company to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database). Each Member shall also have the right, upon reasonable notice and at all reasonable times during usual business hours, to inspect the properties of the Company and to audit, examine and make copies of the books of account and other records of the Company. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. All costs and expenses incurred in any inspection, examination or audit made on such Member’s behalf shall be borne by such Member.

Section 3.03 Liability.

Except as otherwise required under the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or beneficial owner of any Membership Interest shall be personally liable for or otherwise obligated with respect to any such debt, obligation or liability of the Company by reason of being a Member or beneficial owner of such Membership Interest. The Members and beneficial owners agree that their rights, duties and obligations in their capacities as Members and beneficial owners are only as set forth in this Agreement and as otherwise arise under the Act. Furthermore, the Members and beneficial owners agree that the existence of any rights of a Member or beneficial owner, or the exercise or forbearance from exercise of any such rights shall not create any duties or obligations of the Member or beneficial owner in their capacities as such, nor shall such rights be construed to enlarge or otherwise alter in any manner the duties and obligations of the Member or beneficial owner.

ARTICLE IV

CAPITAL CONTRIBUTIONS

Section 4.01 Initial Capital Contributions.

At the time of the formation of the Company, as reflected on Exhibit A, Cheniere Holdings made a Capital Contribution in the amount of $1,000.00 in exchange for all of the Membership Interests in the Company. In addition, on the date hereof, Cheniere Holdings made such additional Capital Contributions to the Company as are described in the Contribution Agreement. Upon the admission of a subsequent Member, Exhibit A shall be updated to reflect the Capital Contribution attributable to such Member. After admission as a Member, no Member shall be obligated to make any additional capital contributions to the Company.

Section 4.02 Loans.

If the Company does not have sufficient cash to pay its obligations, any Member may advance all or part of the needed funds to or on behalf of the Company. An advance described in this Section 4.02 constitutes a loan from the Member to the Company, shall bear interest at a rate comparable to the rate the Company could obtain from third parties, from the date of the advance until the date of payment, and is not a Capital Contribution.

Section 4.03 Return of Contributions.

Except as expressly provided herein, no Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

Section 4.04 Capital Accounts.

A Capital Account shall be established and maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b) et. seq., as such regulations may be amended and in effect from time to time and any corresponding provisions of succeeding regulations.

ARTICLE V

DISTRIBUTIONS AND ALLOCATIONS

Section 5.01 Allocations for Capital Account Purposes.

(a) Except as otherwise set forth in Section 5.01(b), for purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company’s items of income, gain, loss and deduction shall be allocated and charged to the Members in accordance with their respective Sharing Ratios.

(b) The following special allocations shall be made prior to making any allocations provided for in 5.01(a) above:

(i) Qualified Income Offset. Except as provided in Section 5.01(b)(ii) hereof, in the event any Member receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Allocation Regulations, the deficit balance, if any, in such Member’s Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible.

(ii) Nonrecourse Debt Allocations. Notwithstanding any other provision of this Section 5.01, each Member shall be allocated items of Company income and gain in each fiscal year as necessary, in the Board’s discretion, to comply with the Allocation Regulations relating to nonrecourse debt.

(iii) Gross Income Allocations. In the event any Member has a deficit balance in such Member’s Adjusted Capital Account at the end of any Company taxable period, such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 5.01(b)(iii) shall be made only if and to the extent that such Member would have a deficit balance in such Member’s Adjusted Capital Account after all other allocations provided in this Section 5.01 have been tentatively made as if Section 5.01(b)(iii) were not in the Agreement.

(iv) Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to the Allocation Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to the Allocation Regulations.

(v) Curative Allocation. The special allocations set forth in Section 5.01(b)(i), (ii) and (iii) (the “Regulatory Allocations”) are intended to comply with the Allocation Regulations. Notwithstanding any other provisions of this Section 5.01, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Members such that, to the extent possible, the net amount of allocations of such items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.

Section 5.02 Distributions.

Except as otherwise provided in Section 12.02, cash may be distributed at such time and in such amounts as the Board shall determine to the Members in accordance with their respective Sharing Ratios. Such distributions shall be made concurrently to the Members as reflected on the books of the Company on the date set for purposes of such distribution.

Section 5.03 Varying Interests.

All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Member’s Sharing Ratio, the Members agree that their allocable shares of such items for the taxable year shall be determined on any method determined by the Members in their sole discretion to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Members’ varying Sharing Ratios.

Section 5.04 Limitations on Distributions.

No distribution shall be declared and paid unless, if after the distribution is made, the value of assets of the Company would exceed the liabilities of the Company, except liabilities to the Members on account of their Capital Contributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate any Applicable Law.

ARTICLE VI

MANAGEMENT

Section 6.01 Management by Board of Directors.

The business and affairs of the Company shall be fully vested in, and managed by, a Board of Directors (the “Board”) and, subject to the discretion of the Board, Officers elected pursuant to Article VII. The Directors and Officers shall collectively constitute “managers” of the Company within the meaning of the Act. Except as otherwise specifically provided in this Agreement, no Member, by virtue of having the status of a Member, shall have or attempt to exercise or assert any management power over the business and affairs of the Company or shall have or attempt to exercise or assert actual or apparent authority to enter contracts on behalf of, or to otherwise bind, the Company. Except as otherwise provided in this Agreement, the authority and functions of the Board, on the one hand, and of the Officers, on the other hand, shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporation Law of the State of Delaware. The Officers shall be vested with such powers and duties as are set forth in Article VII and as are specified by the Board. Accordingly, except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers who shall be agents of the Company.

Section 6.02 Number; Qualification; Tenure.

The number of directors constituting the Board shall not be less than one (1) nor more than nine (9) (each a “Director” and, collectively, the “Directors”), unless otherwise fixed from time to time pursuant to a resolution adopted by the Members. A Director need not be a Member nor a resident of the State of Delaware. Each Director shall be elected or approved by the Members at an annual meeting of the Members and shall serve as a Director of the Company for a term of one year (or their earlier death or removal from office) or until their successors are elected and qualified. The Board in its discretion may elect from among the Directors a chairman of the Board of Directors who shall preside at meetings of the Directors.

The initial Directors of the Company, as of the date of this Agreement, shall be Charif Souki, Stanley C. Horton, Don A. Turkleson, Meg Gentle, Robert J. Sutcliffe, Lon McCain and Walter L. Williams. The Members shall appoint one additional Independent Director within one year of the listing of the Common Units on the American Stock Exchange, LLC (the “AMEX”) or within such other time period as may be required by the AMEX.

Section 6.03 Regular Meetings.

Regular meetings of the Board shall be held at such time and place as shall be designated from time to time by resolution of the Board. Notice of such regular meetings shall not be required.

Section 6.04 Annual Meetings.

Annual meetings of the Board shall be held, without further notice, immediately following the annual meeting of the Members, and at the same place, or at such other time and place as shall be fixed with the consent in writing of all of the Directors.

Section 6.05 Special Meetings.

A special meeting of the Board or any committee thereof may be called by any member of the Board or a committee thereof on at least three (3) days notice to the other members of such Board or committee, either personally or by mail, telephone, telegraph or electronic mail. Any such notice, or waiver thereof, need not state the purpose of such meeting, except for amendments to this Agreement and as may otherwise be required by Applicable Law.

Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 6.06 Action By Consent of Board or Committee of Board.

Subject to Article XV, and to the extent permitted by Applicable Law, any action required or permitted to be taken at a meeting of the Board or any committee thereof may be taken without a meeting, without prior notice and without a vote, so long as a consent or consents in writing, setting forth the action so taken, are signed by at least as many members of, and the types of members of, the Board or committee thereof as would have been required to take such action at a meeting of the Board or such committee thereof.

Section 6.07 Conference Telephone Meetings.

Directors or members of any committee of the Board may participate in and hold a meeting of the Board or such committee by means of conference telephone, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 6.08 Quorum.

A majority of all Directors, present in person or participating in accordance with Section 6.07, shall constitute a quorum for the transaction of business, unless a greater number is required by Applicable Law; but if at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time, without notice, other than announcement at the meeting, until a quorum shall be present. Except as otherwise required by Applicable Law, all decisions of the Board, or any committee thereof, shall require the affirmative vote of a majority of the members of the Board, or any committee thereof, respectively, present at a meeting duly called in accordance with this Article VII. The Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

Section 6.09 Vacancies; Increases in the Number of Directors.

Vacancies and newly created directorships resulting from any increase in the number of Directors shall be filled by the Members in their sole discretion. Any Director so chosen shall hold office until the next annual election and until his successor shall be duly elected and shall qualify, unless sooner displaced.

Section 6.10 Committees.

(a) The Board may establish committees of the Board and may delegate any of its responsibilities, except as otherwise prohibited by Applicable Law, to such committees.

(b) The Board shall have an audit committee (the “Audit Committee”) consisting of three Directors, all of whom shall be Independent Directors (as defined in this Section 6.10(b)).

Such Audit Committee shall establish a written audit committee charter in accordance with the rules of the AMEX (or such other national securities exchange or quotation service on which the Common Units may be listed), as amended from time to time. “Independent Director” shall mean a Director meeting the standards required of directors who serve on an audit committee of a board of directors established by (i) the Exchange Act and the rules and regulations of the Securities and Exchange Commission thereunder and (ii) the AMEX (or such other national securities exchange or quotation service on which the Common Units may be listed).

(c) The Board shall have a conflicts committee (the “Conflicts Committee”) consisting of two or more Directors, all of whom shall be Independent Directors and none of whom shall be (i) security holders, officers or employees of the Company, (ii) officers, directors or employees of any Affiliate of the Company or (iii) holders of any ownership interest in the Partnership or any of its subsidiaries other than Common Units. The Conflicts Committee shall function in the manner described in the Partnership Agreement.

(d) The Board may elect to have a compensation committee (the “Compensation Committee”) comprised of three Directors, all of whom shall be Independent Directors. Such Compensation Committee shall establish a written compensation committee charter in accordance with the applicable rules of AMEX (or such other national securities exchange or quotation service on which the Common Units may be listed), as amended from time to time.

(e) A majority of any committee, present in person or participating in accordance with Section 6.07, shall constitute a quorum for the transaction of business of such committee, and the affirmative vote of a majority of the committee members present shall be necessary for the adoption by it of any resolution, unless the affirmative vote of a majority of the members of any such committee is required by Applicable Law or otherwise.

(f) A majority of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 13.02. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

(g) Any committee designed pursuant to this Section 6.10 shall choose its own chairman and keep regular minutes of its proceedings and report the same to the Board when requested.

(h) The Board may designate one or more Directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of such committee; provided, however, that any such designated alternate of the Audit and Conflicts Committee must meet the standards for an Independent Director. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of the absent or disqualified member; provided, however, that any such replacement member of the Audit and Conflicts Committee must meet the standards for an Independent Director.

Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not Directors; provided, however, that no such committee shall have or may exercise any authority of the Board.

Section 6.11 Resignation or Removal.

Any Director may resign at any time upon written notice to the Board or any Director or Officer of the Company. Such resignation shall take effect at the time specified in such written notice, and unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective.

Any Director or the entire Board may be removed at any time, with or without cause, by the Members.

Vacancies in the Board caused by any such resignation or removal shall be filled in accordance with Section 6.09.

Section 6.12 Compensation.

The members of the Board who are neither Officers nor employees of the Company or any affiliate thereof shall be entitled to compensation for their service as directors and committee members at rates established from time to time by resolution of the Board and shall be reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the Board or committees thereof.

ARTICLE VII

OFFICERS

Section 7.01 Elected Officers.

The Officers of the Company shall serve at the pleasure of the Board. Such Officers shall have the authority and duties delegated to each of them, respectively, by the Board from time to time. No Officer need be a Member or Director. Any number of Offices may be held by the same Person. The Officers of the Company shall be a Chairman of the Board, a Chief Executive Officer, a Chief Financial Officer, a Secretary, a Treasurer and such other officers (including, without limitation, a President, a Chief Operating Officer, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents) as the Board from time to time may deem proper.

The Chairman of the Board shall be chosen from among the Directors. All Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VII and shall perform such additional duties as the Board may, from time to time, delegate to them. The Board or any committee thereof may from time to time elect or appoint, as the case may be, such other Officers (including one or more Vice Presidents, Controllers, Assistant Secretaries and Assistant Treasurers) and agents, as may be necessary or desirable for the conduct of the business of the Company. Such other Officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board or such committee, as the case may be.

Section 7.02 Election and Term of Office.

The names and titles of the initial Officers of the Company, as of the date of this Agreement, are set forth on Exhibit B hereto. Thereafter, the Officers of the Company shall be elected annually by the Board at the regular meeting of the Board held after the annual meeting of the Members or at such time and for such term as the Board shall determine. Each Officer shall hold office until such Person’s successor shall have been duly elected and shall have qualified or until such Person’s death or until he or she shall resign or be removed pursuant to Section 7.14.

Section 7.03 Chairman of the Board.

The Chairman of the Board shall preside at all meetings of the Board. If the Chairman is unable to preside at a meeting of the Board and the Chief Executive Officer is also unable to preside at such meeting pursuant to Section 7.04, then the Directors may appoint another Director to preside at such meeting. The Directors also may elect a Vice-Chairman to act in the place of the Chairman upon his absence or inability to act.

Section 7.04 Chief Executive Officer.

The Chief Executive Officer shall be responsible for the general management of the affairs of the Company and shall perform all duties incidental to such Person’s office that may be required by Applicable Law and all such other duties as are properly required of him or her by the Board. The Chief Executive Officer shall supervise generally the affairs of the Company, its other Officers, employees and agents and may take all actions that the Company may legally take. He or she shall make reports to the Board and the Members and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect. The Chief Executive Officer shall have full authority to execute all deeds, mortgages, bonds, contracts, documents or other instruments, except in cases where the execution thereof shall be expressly delegated by the Board to some other Officer or agent of the Company or shall be required by Applicable Law to be otherwise executed. The Chairman of the Board may serve in the capacity of Chief Executive Officer. If the Chairman of the Board does not so serve, then the Chief Executive Officer, if he or she is also a Director, shall, in the absence of or because of the inability of the Chairman of the Board to act, perform all duties of the Chairman of the Board and preside at all meetings of the Board.

Section 7.05 President.

The Chief Executive Officer may serve in the capacity as President. If the Chief Executive Officer does not so serve, then the President shall assist the Chief Executive Officer in the administration and operation of the Company’s business and general supervision of its policies and affairs. The President shall have full authority to execute all deeds, mortgages, bonds, contracts, documents or other instruments, except in cases where the execution thereof shall be expressly delegated by the Board to some other Officer or agent of the Company or shall be required by Applicable Law to be otherwise executed. In the absence of the Chairman of the Board and a Chief Executive Officer, the President, if he or she is also a Director, shall preside at all meetings of the Board.

Section 7.06 Chief Financial Officer.

The Chief Financial Officer shall be responsible for financial reporting for the Company and shall perform all duties incidental to such Person’s office that may be required by Applicable Law and all such other duties as are properly required by of him or her by the Board. He or she shall make reports to the Board and shall see that all orders and resolutions of the Board and any committee thereof relating to financial reporting are carried into effect. He or she shall also render to the Board or the Chief Executive Officer, whenever any of them request it, an account of all of his or her transactions as Chief Executive Officer and of the financial condition of the Company. The Chief Financial Officer shall have the same power as the Chief Executive Officer to execute documents on behalf of the Company.

Section 7.07 Chief Operating Officer.

The Chief Operating Officer of the Company shall assist the President and Chief Executive Officer in the administration and operation of the Company’s business and general supervision of its policies and affairs.

Section 7.08 Vice Presidents.

Each Executive Vice President and Senior Vice President and any Vice President shall have such powers and shall perform such duties as may from time to time be assigned to him or her by the Board, the President or the Chief Executive Officer.

Section 7.09 Treasurer.

(a) The Treasurer shall exercise general supervision over the receipt, custody and disbursement of Company funds. The Treasurer shall, in general, perform all duties incident to the office of Treasurer and shall have such further powers and duties and shall be subject to such directions as may be granted or imposed from time to time by the Board and the Chief Financial Officer.

(b) Assistant Treasurers shall have such authority and perform such duties of the Treasurer as may be provided in this Agreement or assigned to them by the Board or the Treasurer. Assistant Treasurers shall assist the Treasurer in the performance of the duties assigned to the Treasurer and, in assisting the Treasurer, each Assistant Treasurer shall for such purpose have the powers of the Treasurer. During the Treasurer’s absence or inability or refusal to act, the Treasurer’s authority and duties shall be possessed by such Assistant Treasurer or Assistant Treasurers as the Board may designate.

Section 7.10 Secretary.

(a) The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings or actions of the Board, the committees of the Board and the Members. The Secretary shall (i) see that all notices are duly given in accordance with the provisions of this Agreement and as required by Applicable Law; (ii) be custodian of the records and the seal of the Company and affix and attest the seal to all documents to be executed on behalf of the Company under its seal; (iii) see that the books, reports, statements, certificates and other documents and records required by Applicable Law to be kept and filed are properly kept and filed; and (iv) in general, perform all of the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board.

(b) Assistant Secretaries shall have such authority and perform such duties of the Secretary as may be provided in this Agreement or assigned to them by the Board or the Secretary. Assistant Secretaries shall assist the Secretary in the performance of the duties assigned to the Secretary, and in assisting the Secretary, each Assistant Secretary shall for such purpose have the powers of the Secretary. During the Secretary’s absence or inability or refusal to act, the Secretary’s authority and duties shall be possessed by such Assistant Secretary or Assistant Secretaries as the Board may designate.

Section 7.11 Powers of Attorney.

The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

Section 7.12 Delegation of Authority.

Unless otherwise provided by this Agreement or by resolution of the Board, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.

Section 7.13 Compensation and Expenses.

The salaries or other compensation, if any, of the Officers and agents of the Company shall be fixed from time to time by the Board; provided, however, that no such Officer or agent shall have any contractual rights against the Company for compensation by virtue of such election or appointment beyond the date of the election or appointment of such Person’s successor, such Person’s death, such Person’s resignation or such Person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

The Officers and agents shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder.

Section 7.14 Removal.

Any Officer elected, or agent appointed, by the Board may be removed, either with or without cause, by the affirmative vote of a majority of the Board whenever, in their judgment, the best interests of the Company would be served thereby.

Section 7.15 Vacancies.

A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.

ARTICLE VIII

MEMBER MEETINGS

SECTION	8.01 Meetings.

Except as otherwise provided in this Agreement, all acts of the Members to be taken hereunder shall be taken in the manner provided in this Article VIII. An annual meeting of the Members for the election of Directors and the transaction of such other business as may properly come before the meeting shall be held at such time and place as the Board shall specify from time to time. Special meetings of the Members may be called by the Board or by any Member. A Member shall call a meeting by delivering to the Board one or more requests in writing stating that the signing Member wishes to call a meeting and indicating the general or specific purposes for which the meeting is to be called.

SECTION	8.02 Notice of a Meeting.

Notice of a meeting called pursuant to Section 8.01 shall be given to the Members in writing by mail or other means of communication in accordance with Section 13.02. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of communication.

Attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except where a Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

SECTION	8.03 Action by Consent of Members.

Notwithstanding any provision contained in this Article VIII, any action that may be taken at a meeting of the Members may be taken without a meeting if a written consent setting forth such action is signed by the Members holding not less than the minimum percentage of the Membership Interests that would be necessary to authorize or take such action at a meeting at which all of the Members entitled to vote on such matter were present and voted.

Section	8.04 Member Vote.

Unless a provision of this Agreement specifically provides otherwise, any provision of this Agreement requiring the authorization of, or action taken by, the Members shall require the approval of the Members holding a majority of the Membership Interests.

Section	8.05 Election of Directors.

Directors of the Company shall be elected by Members holding a majority of the Membership Interests.

Section	8.06 In the Event of a Sole Member.

Notwithstanding any other provision of this Agreement, at any time at which there is only a single Person serving as a Member of the Company, any provision herein that requires a Member to make a delivery to, or to obtain the consent of, the other Members of the Company shall be disregarded until such time as an additional Person is admitted as Member of the Company.

ARTICLE IX

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

SECTION 9.01 Indemnification.

(a) To the fullest extent permitted by law, but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of the Indemnitee’s serving or having served, or taking or having taken any action or inaction in, any capacity that causes or caused the Indemnitee to be an Indemnitee; provided, however, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 9.01, the Indemnitee acted in bad faith, engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 9.01 shall be made only out of the assets of the Company, it being agreed that the Members shall not be liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 9.01(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding, upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 9.01.

(c) The indemnification provided by this Section 9.01 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain insurance on behalf of the Company, its Affiliates, the Board, the Officers and such other Persons as the Board shall determine, against any liability that may be asserted against, or expense that may be incurred by, such

Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 9.01, (i) the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of its duties to the Company also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to Applicable Law shall constitute “fines” within the meaning of Section 9.01(a); and (iii) action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of the Indemnitee’s duties for a purpose reasonably believed by such Indemnitee to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 9.01 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(g) The provisions of this Section 9.01 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(h) No amendment, modification or repeal of this Section 9.01 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 9.01 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE X

TAXES

Section	10.01 Tax Returns.

The Tax Matters Member of the Company (as defined in Section 10.03) shall prepare and timely file (on behalf of the Company) all federal, state, local and foreign tax returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns.

Section 10.02 Tax Elections.

(a) The Company shall make the following elections on the appropriate tax returns:

(i) to adopt the calendar year as the Company’s fiscal year;

(ii) to adopt the accrual method of accounting;

(iii) if a distribution of the Company’s property as described in Section 734 of the Code occurs, or upon a transfer of Membership Interest as described in Section 743 of the Code occurs, on request by notice from any Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of the Company’s properties; and

(iv) any other election that the Members, in their sole discretion, may deem appropriate.

(b) Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state, local or foreign law, and no provision of this Agreement (including Section 2.06) shall be construed to sanction or approve such an election.

Section 10.03 Tax Matters Member.

Cheniere Holdings shall be the “tax matters partner” of the Company pursuant to Code Section 6231(a)(7) (the “Tax Matters Member”). Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company. The Tax Matters Member shall take all actions with respect to taxes (including, but not limited to, (a) making, changing or revoking a material tax election, (b) taking a significant position in any tax return, (c) settling or otherwise resolving any audit or other proceeding relating to taxes and (d) extending the statute of limitations with respect to taxes) in its sole discretion.

ARTICLE XI

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

Section 11.01 Maintenance of Books.

(a) The Board shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board and of the Members, appropriate registers, books of records and accounts and such supporting documentation of transactions as may be necessary for the proper conduct of the business of the Company and as are required to be maintained by Applicable Law.

(b) The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year, (ii) maintained on an accrual basis in accordance with GAAP, consistently applied and (iii) audited by the Registered Public Accountants at the end of each calendar year.

Section 11.02 Reports.

With respect to each calendar year, the Board shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to each Member such reports, forecasts, studies, budgets and other information as the Members may reasonably request from time to time.

Section 11.03 Bank Accounts.

Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE XII

DISSOLUTION, WINDING-UP, TERMINATION AND CONVERSION

Section 12.01 Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each, a “Dissolution Event”):

(i) the unanimous consent of the Board; or

(ii) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

(b) No other event shall cause a dissolution of the Company.

(c) Upon the occurrence of any event that causes there to be no Members of the Company, to the fullest extent permitted by law, the personal representative of the last remaining Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of the last remaining Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member in the Company.

(d) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

Section	12.02 Winding-Up and Termination.

(a) On the occurrence of a Dissolution Event of the type described in Section 12.01, the Board shall select one or more Persons to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Board. The steps to be accomplished by the liquidator are as follows:

(i) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last Day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii) the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(iii) all remaining assets of the Company shall be distributed to the Members as follows:

(A) the liquidator may sell any or all Company Property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of Article V;

(B) with respect to all Company Property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

(C) Company Property (including cash) shall be distributed to the Members in accordance with their relative positive Capital Account balances after the allocations pursuant to Section 5.01 have been made.

(b) The distribution of cash or property to a Member in accordance with the provisions of this Section 12.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all of the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

Section	12.03 Deficit Capital Accounts.

No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in the Member’s Capital Account.

Section 12.04 Certificate of Cancellation.

Upon completion of the distribution of Company assets as provided herein, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or by Applicable Law.

ARTICLE XIII

TRANSFER OF MEMBERSHIP INTEREST

The Member may sell, assign or otherwise transfer all or any portion of the Member’s Membership Interest at any time to any Person.

ARTICLE XIV

GENERAL PROVISIONS

Section 14.01 Offset.

Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

Section 14.02 Notices.

Except as expressly set forth to the contrary in this Agreement, all notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex, facsimile or electronic mail, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex, facsimile or electronic mail. Notice otherwise sent as provided herein shall be deemed given upon delivery of such notice:

To the Company:

Cheniere Energy Partners GP, LLC

717 Texas Avenue, Suite 3100

Houston, Texas 77002

Attn: President

Telephone: (713) 659-1361

Fax: (713) 659-5459

To Cheniere LNG Holdings, LLC:

Cheniere LNG Holdings, LLC

717 Texas Avenue, Suite 3100

Houston, Texas 77002

Attn: President

Telephone: (713) 659-1361

Fax: (713) 659-5459

Whenever any notice is required to be given by Applicable Law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 14.03 Entire Agreement; Superseding Effect.

This Agreement constitutes the entire agreement of the Members, in such capacity, relative to the formation, operation and continuation of the Company and supersedes all prior contracts or agreements with respect to such subject matter, whether oral or written.

Section 14.04 Effect of Waiver or Consent.

Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 14.05 Amendment or Restatement.

This Agreement or the Certificate may be amended or restated only by a written instrument executed (or, in the case of the Certificate, approved) by all of the Members.

Section 14.06 Binding Effect.

This Agreement is binding on and shall inure to the benefit of the Members and their respective heirs, legal representatives, successors and permitted assigns.

Section 14.07 Governing Law; Severability.

THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Person or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by Applicable Law, and (b) the Members or Directors (as the case may be) shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

Section 14.08 Further Assurances.

In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 14.09 Counterparts.

This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the sole Member has executed this Agreement as of the date first set forth above.

MEMBER

CHENIERE LNG HOLDINGS, LLC

By:  /s/  Stanley C. Horton

        Name: Stanley C. Horton

        Title: Chief Executive Officer

EXHIBIT A

MEMBER	MEMBERSHIP INTEREST	CAPITAL CONTRIBUTION
Cheniere LNG Holdings, LLC	100%	$1,000.00

EXHIBIT B

Initial Officers of the Company

1.	Chairman of the Board — Charif Souki

2.	Chief Executive Officer — Charif Souki

3.	Chief Operating Officer — Stanley C. Horton

4.	Chief Financial Officer — Don A. Turkleson

5.	President — Stanley C. Horton

6.	Senior Vice President — Don A. Turkleson

7.	Secretary — Anne V. Vaughan

8.	Treasurer — Graham A. McArthur

9.	Chief Accounting Officer — Craig K. Townsend